EXHIBIT 17

MR. ALFRED V. GRECO
c/o Sierchio Greco & Greco, LLP
720 Fifth Avenue, Suite 1301
New York, New York 10019
Tel. (212) 246-3030 / Fax (212) 246-2225

May 19, 2005

VIA E-MAIL & FEDEX

Bovie Medical Corporation	Bovie Medical Corporation
734 Walt Whitman Road	7100 30th Avenue
Melville, New York 11747	St. Petersburg, FL 33710

Att: Mr. Andrew Makrides	Att: Mr. Andrew Makrides

Gentlemen:

For personal reasons, I hereby resign as a director of Bovie Medical Corporation (“Bovie”), effective immediately.

Very truly yours,
/s/ Alfred V. Greco
Alfred V. Greco